                                                                   Exhibit 10.52

***OMITTED INFORMATION DENOTED BY ASTERICS (***) HAS BEEN FILED SEPARATELY WITH THE COMISSION AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.***

                               CHEMICAL PRODUCTS
                          SALES AGREEMENT - ETHYLENE

THIS AGREEMENT between LYONDELL PETROCHEMICAL COMPANY, with an office at 1221 McKinney, Houston, Tx 77010, hereinafter referred to as "SELLER," and STERLING CHEMICALS, INC., with an office at 1200 Smith Street, Suite 1900, Houston, Tx 77002, hereinafter referred to as "BUYER";

                              W I T N E S S E T H:

SELLER agrees to sell and BUYER agrees to purchase and pay for Product in accordance with the provisions below:


1. PRODUCT AND SPECIFICATIONS: Ethylene meeting specifications set forth in Exhibit A, attached hereto ("Product").

2. QUANTITY: BUYER is obligated to buy a minimum quantity of (***) of BUYER's Texas City, Texas facility's ethylene requirements (the "Annual Minimum") estimated to be (***) of Product annually ("Estimated Annual Minimum") and (***) of Product monthly ("Estimated Monthly Minimum".) SELLER is obligated to sell up to a maximum quantity of (***) of Product annually (the "Annual Maximum") and (***) lbs. of Product monthly ("Monthly Maximum".)

In the event BUYER's Product purchase orders from SELLER fall below the Estimated Annual Minimum, BUYER shall ensure that BUYER's Product purchases from SELLER are no less than the Annual Minimum. In the event BUYER gives timely shipment orders for Product and SELLER, without excuse, does not deliver Product ordered up to the Monthly Maximum(as may be limited by the Annual Maximum), SELLER shall not sell ethylene to other customers, except proportionately equivalent shares of the maximum quantity obligations under term sales contracts with such customers.

In the event that BUYER's annual Product purchases fall below the Estimated Annual Minimum in any year, SELLER may elect to reduce the Estimated Annual Minimum and Annual Maximum for all subsequent years by up to the difference between Estimated

Annual Minimum and the actual quantity purchased in said year, upon written notice to BUYER no later than the (***) following the year of such purchase shortfall. In the event of such reduction, the Annual Minimum, Estimated Monthly Minimum and Monthly Maximum shall be reduced by the same percentage as the Annual Minimum is reduced. SELLER's rights under this paragraph shall supplement all other rights available to SELLER under this Agreement. Exercise by SELLER of the rights under this paragraph shall not constitute a waiver of any other rights SELLER may have.


3. TERM: January 1, 1995, to December 31, 1999, inclusive, and continuing from year to year thereafter, unless terminated on December 31, 1999, or on any December 31, thereafter by either party giving written notice of termination not less than 1 year prior to the effective date of termination.


4. (***)


5. COMPETITIVE OFFERS: If BUYER receives a bona fide offer to sell to it, Product of similar Annual Maximum and quality for shipment to the same delivery points covered by this proposal, for a term not less than the remaining term of the agreement, from a responsible domestic manufacturer not affiliated with BUYER, at a price lower than that provided under this Agreement, then BUYER shall give SELLER written notice thereof and SELLER will, at its option (if satisfied as to the facts surrounding said lower price) give BUYER written notice within 10 days thereafter of its intent to either (1) meet such lower price, or (2) "Release" BUYER from its obligation to purchase from SELLER such quantities during the offer period provided that BUYER accepts the offer and buys the quantity offered at the lower price. In the event that SELLER meets a competitive offer under the terms of this Article, BUYER shall not, during the offer period, use a competitive offer from the same supplier or an affiliate of the same supplier, as the basis for seeking or requesting another "meet competition" price or other form of price concession from SELLER. Such subsequent competitive offers are not bona fide for the purpose of this agreement.

Dissimilar product exchanges, barters, processing agreements, transactions tied to or contingent upon other agreements, and any other arrangements other than a direct purchase of Product, are not deemed offers to sell or to buy for the purpose of this Article.

Any quantity of Product sold, or to be sold, hereunder by SELLER, at a "meet competition" price, due to SELLER's having given a price concession in response to a qualified competitive offer, shall be purchased by BUYER from SELLER at the original "meet competition" price for the duration of the offer period, i.e., such Product is not eligible for rebate or for additional discounting during such period.

If SELLER Releases BUYER, SELLER may, at its sole discretion, elect to reduce the Estimated Annual Minimum and Annual Maximum for the remainder of the Agreement term subsequent to the period of Release; such annual quantity reduction to be equal to the quantity Released. In such event, the Annual Minimum, Monthly Minimum and Monthly Maximum shall be reduced by the same percentage as the Estimated Annual Minimum is reduced. Such option shall be exercised by written notice by SELLER to BUYER not later than 20 days prior to the date in which the competitive offer Release period ceases to be effective.

6. TRANSPORTATION TERMS:  Product delivered via pipeline to BUYER's
Texas City, Texas plant or other mutually agreed upon locations ("Delivery Point").

7. TITLE AND RISK OF LOSS: Title and risk of loss to Product will pass from SELLER to BUYER at the Delivery Point, when Product passes the connecting flange of the delivering pipeline to the receiving pipeline.

8. SHIPMENT ORDERS: Buyer shall give SELLER shipping instructions at least five days prior to the date on which shipments are requested to be scheduled.

9. DETERMINATION OF QUANTITY: SELLER will operate or cause to be operated a meter whereby quantities of Product delivered will be measured and its temperature and pressure recorded. The volume of Product delivered, pursuant to the Agreement, for each day will be determined by reference to daily readings of SELLER's meter. A day will be deemed the period from 7:00 a.m. on one day to 7:00 a.m. on the next succeeding day. Correction factors and calculations from such meter readings for the purpose of determining the daily quantities of Product delivered will conform with procedures set forth below.
If the parties are unable to agree, procedures and quantities will be determined by E. W. Saybolt and Company or such other mutually agreed upon inspector, whose determination will be binding upon the parties who will equally bear the cost of such independent inspector.

SELLER agrees to calibrate flow meters, pressure recorders, and temperature recorders at least once a month and at other times as may be agreed upon by the parties. If a third party is used to make the delivery to BUYER, the frequency of calibrations will be consistent with the third party's normal operating practices. BUYER will have the right to witness the calibrations.

Following such calibrations, any equipment found to be inaccurate to any degree will be adjusted immediately to measure accurately. If following a calibration, any metering equipment is found to be inaccurate by one-half percent (0.5%) or more, then the quantity of Product previously delivered will be retroactively adjusted at the rate of such inaccuracy for any period of inaccuracy which is definitely known or agreed upon, but in case the period is not definitely known or agreed upon, then for a period deemed to be one-half (1/2) of the number of days from the last previous calibration until the correction not exceeding, however, fifteen days.

If for any reason the custody transfer meters are out of service so that the quantity of material delivered through such meters cannot be ascertained, the quantity of material delivered during the period the meters are out of service will be estimated and agreed upon by the parties upon the basis of the best available data, using in order of preference the following methods:

     (a) By using the registration of any check measuring equipment of BUYER, if installed and properly operating.

     (b) By using any measurement equipment which SELLER may have in the flowing stream if agreed upon by BUYER.

     (c)  By a third party mutually agreed upon by the parties.

All quantities of Product will be corrected for temperature to sixty degrees Fahrenheit (60.F) in accordance with current methods which are set forth in American Petroleum Institute Routine Catalog Number 852-25650 (Chapter 11.3.2.1) or other method mutually agreed to by both parties.

10. QUALITY AND TESTING: Samples or on-line analysis at the mutually agreed input sampling point will be the basis for determining compliance with quality specifications. SELLER's or SELLER's exchange partner's laboratory analysis or on-line analyzer will determine whether product specifications have been met. SELLER or SELLER's exchange partner shall continually monitor the quality of Product introduced into the pipeline for compliance with said specifications. However, if abnormalities develop in BUYER's plant operation, BUYER may request that SELLER arrange, and if so requested by BUYER, SELLER will arrange, for three representative samples to be taken daily. Two samples will be delivered to BUYER, and one will be retained by SELLER for analysis by analytical test methods set forth in Exhibit A (or by SELLER approved test methods if not set forth therein.) SELLER shall advise BUYER of the analysis of its sample. If a difference in analysis is reported by BUYER and cannot be reconciled within one week of BUYER's notice thereof, one of the samples will be submitted to a competent outside laboratory, agreed upon by BUYER and SELLER, for referee analysis (which analysis will be made by following the analytical test methods set forth in Exhibit A hereof). The cost of such independent analysis will be borne equally by BUYER and SELLER, and the results of such analysis will be binding.

11. PAYMENT AND CREDIT: BUYER shall pay SELLER for product by electronic funds transfer ("EFT") into SELLER's account per SELLER's instructions, net 22 days from last day of the month. If payment due date occurs on a bank holiday (except Monday) or a Saturday, BUYER shall EFT not later than the prior business day and if due date occurs on a Sunday or a Monday bank holiday, EFT not later than the next business day. If BUYER shall fail to pay SELLER in accordance with said terms, SELLER shall notify BUYER in writing of such payment default and if BUYER does not cure said default within 10 days, or if BUYER has 3 payment defaults in a calendar year, at its option SELLER may either (1) suspend deliveries until all indebtedness is paid in full, or (2) place BUYER on a cash-in-advance status until arrangements are made for security satisfactory to SELLER or, at SELLER's option, until all indebtedness to SELLER is paid in full. All timely payments under this Agreement shall be made without early payment discount. BUYER shall pay SELLER the maximum lawful rate of interest on past due payment obligations. Any preexisting obligation of BUYER to make payment for Product delivered hereunder shall survive termination of this Agreement for any reason.

Prior to the commencement of deliveries of Product hereunder, and at any time and from time to time thereafter upon demand from SELLER, BUYER shall provide SELLER such credit information as may reasonably be required by SELLER to determine BUYER's creditworthiness. If at any time, in the reasonable opinion of SELLER, the financial responsibility of BUYER may be impaired or unsatisfactory such that SELLER reasonably believes that BUYER may no longer fulfill SELLER's reasonable requirements for unsecured credit on sums owed on outstanding invoices plus for future Product orders SELLER shall have the right to require BUYER to provide SELLER with the most recent audited or unaudited cash flow data and other financial information relevant to BUYER's ability to pay. Upon such request and until analysis of such information is completed, not to exceed two business days after such information is provided (during which time SELLER shall not disclose the suspension to any third party), or if such information fails to reasonably substantiate BUYER's ability to pay, SELLER shall have the right to restrict or suspend Product deliveries unless BUYER pays on a cash-in-advance of delivery basis or, at BUYER's option, BUYER posts a suitable letter of credit covering up to two months of receivables, from a reliable financial institution. Alternatively, at SELLER's option, BUYER and SELLER may make other arrangements to secure future transactions hereunder. If deliveries are suspended, or if deliveries are secured as provided herein, and BUYER subsequently furnishes SELLER with sufficient evidence of financial responsibility, then SELLER shall immediately resume Product deliveries or rescind the security requirements, as applicable. If SELLER's suspension of shipments or demand for security under this paragraph of Section 11 is determined to be arbitrary and capricious, SELLER shall be liable to BUYER for direct costs and compensatory damages arising therefrom.

12. TAXES: Any tax (other than income, ad valorem or franchise tax) , excise, fee, or other charge or any increase therein, now or hereafter imposed directly or indirectly by law upon Product, components of Product, or raw material from which Product is derived, or on the production, manufacture, storage, sale, transportation or delivery thereof, which SELLER is required to pay or collect, including, without limitation, Superfund excise taxes and taxes on gasoline blend stocks and additives, shall, at SELLER's option, be paid by BUYER in addition to the price. It is the intent of the parties that any such tax may be passed on via explicit surcharge to BUYER, whether included in the current invoice, or added retroactively to price. Retroactive surcharges may include such interest for which SELLER is liable, in case that, subsequent to the original invoice, a law, regulation, ruling or determination of a taxing authority is deemed to cause SELLER to be liable for the tax.

13. GOVERNMENTAL ACTION AFFECTING CONTRACT TERMS: If any governmental action substantially affects the right to maintain or change the price or other terms of this Agreement, then at any time such governmental action is in effect, either party shall have the right, at its option, to (1) terminate this Agreement upon 30 days notice to the other party, or (2) postpone, by written notice to the other party, the effective date of any price change or change of other terms to the extent so affected until such date or dates as it is not so affected. By its election to postpone rather than terminate, the party does not waive its right to terminate thereafter.

14. OFFSETS: In the event of BUYER's default in payments or in its quantity purchase obligations hereunder, SELLER may offset damages arising therefrom, including, without limitation, withholding payment, delivery or acceptance of product, material or services, relating to any agreement or transaction with BUYER, its subsidiaries or affiliates.

15. CLAIMS: All claims of BUYER with respect to the measurement and evaluation of quality or quantity of Product sold and delivered pursuant to this Agreement, shall be deemed waived and forever barred, unless BUYER notifies SELLER of the nature and details of the claim in writing within (***) after receipt of the shipment by BUYER. Any such claim which is not asserted as a claim, counterclaim, defense or set-off in a judicial proceeding instituted within 2 years after the cause of action arises shall be forever waived, barred and released.

BUYER assumes all risk and responsibility for handling the Product, for the results obtained by the use of the Product in manufacturing processes or otherwise, and for the results obtained by the use of said Product in combination with other substances. If any description, advice or suggestion is given, it is given and accepted at BUYER's risk, and SELLER shall not be responsible or liable therefor or for the results thereof.

16. PRODUCT HAZARDS: BUYER acknowledges that it has been adequately warned and understands the warnings by SELLER of the risks associated with handling, shipping, storing, using and disposing of the Product, including, without limitation, those set forth in SELLER's Material Safety Data Sheet for Product ("MSDS"). BUYER further acknowledges it is familiar with the Product and has independent knowledge of such risks, which are known in BUYER's industry. BUYER shall maintain compliance with all safety and health related governmental requirements concerning Product and shall take all reasonable and practicable steps to inform, warn and familiarize its employees, agents, contractors and customers with all hazards associated with the Product, including handling, shipment, storage, use and disposal. BUYER shall not deliver or consign commercial or sample quantities of Product to any Party whom BUYER reasonably believes will handle, ship, store, use or dispose of said Product in a dangerous manner or contrary to law or the advice of SELLER.

17. INDEMNIFICATION: SELLER shall indemnify BUYER Group for Liability and Costs relating to Product Incidents which occur while, SELLER its employees, contractors, subcontractors or agents have custody of Product where such Liability and Costs arise from or relate to any such Product Incident's harm to SELLER or its employees, customers, contractors, subcontractors or agents because of exposure to Product or explosion or combustion of Product.

BUYER shall indemnify SELLER Group for Liability and Costs relating to Product Incidents which occur while BUYER, its employees, contractors, subcontractors or agents have custody of Product where such Liability and Costs arise from or relate to any such Product Incident's harm to BUYER or its employees, contractors, subcontractors or agents because of exposure to specification conforming Product or explosion or combustion of specification conforming Product.

"SELLER Group" means SELLER and/or any of its agents, officers, directors, employees, contractors, representatives, and insurers.

"BUYER Group" means BUYER and/or any of its agents, officers, directors, employees, contractors, representatives, and insurers.

To "indemnify" means to defend and fully hold harmless from and against all liability, damages, losses, costs and expenses (including reasonable attorneys' fees, court costs and other costs of suit), for claims, demands, suits or judgments (hereinbefore "Liability and Costs") based on any Product related incident causing property damage, personal injury or death (hereinbefore "Product Incidents"), whether or not claimants allege indemnitee's negligence as a cause.

18. WARRANTIES: SELLER warrants Product shall meet the specifications established in this Agreement.

SELLER warrants free and clear title on all Product produced by SELLER and that such Product is produced in compliance with the requirements of the Fair Labor Standards Act of 1938, as amended. There are no rightful patent infringement claims as to the Product itself available to any third party.

SELLER makes no other express or implied warranty, statutory or otherwise, concerning the Product, including without limitation, no warranty of fitness for a particular purpose, warranties of merchantability, or warranties as to quality or correspondence with description or sample. SELLER does not warrant against United States patent infringement by way of the use of the Product in combination with other materials or in the operation of any process.

19. LIMITATION OF DAMAGES: BUYER'S exclusive remedy for any and all delivery shortfalls or contamination of Product sold under this Agreement, including, but not limited to, any allegations of breach of warranty, breach of contract, negligence or strict liability, shall be limited, at SELLER's option, to either the payment for then current market value cover costs incurred to replace such Product, or the replacement of the Product for which a valid claim is made. In the event of any such delivery shortfalls or contamination, SELLER shall not be liable to BUYER for any lost or prospective profits or any other special, consequential, incidental or indirect losses or damages from the sale of Product under this agreement or for any failure of performance related hereto. This limitation does not affect either party's rights respecting claims for personal injury (including death) or physical property damage.

20. FORCE MAJEURE AND ALLOCATION: Neither Party shall be responsible for any loss and or damage resulting from any delay in performing or failure to perform any provisions of this Agreement (other than BUYER's obligation to make payments for Product delivered under this Agreement), so long as any such failure or delay arises from fires, floods, storms, earthquakes, tidal waves, wars, military operations, national emergencies, civil commotions, strikes or other differences with workers or unions, or from any delay or failure in delivery when the supplies of either Party or the facilities of production, manufacture, transportation or distribution which otherwise would be available to either Party are impaired by mechanical breakdowns, or by the order, requisition, request or recommendation of any governmental agency or acting governmental authority, or either Party's compliance therewith or by governmental proration, regulation or priority, or the inability of SELLER to obtain on terms deemed by SELLER to be practicable, feedstock or other raw material (including energy sources), or from any other delay or failure due to any causes beyond either party's control similar or dissimilar to any such causes. When such cause or causes exist, the Party so affected shall have the right in its sole discretion to restrict or cease deliveries or receipt of Product hereunder. SELLER's obligation to sell Product is subject to modification and reduction in accordance with any present or future allocation program of SELLER based upon laws, rules or regulations, orders, demand or requests of any governmental authority.

During the continuance of any of the herein referenced contingencies, the obligations of SELLER and BUYER shall be suspended and proportionately abated except for BUYER's obligation to pay SELLER for Product delivered. If, due to any such contingency, either Party has not delivered or accepted delivery of the contracted quantity of Product for a period of at least (***), the other Party may terminate this Agreement by giving not less than (***) prior written notice of termination.

Upon the occurrence of any of the Force Majeure events described in the section hereof, the Party claiming Force Majeure shall notify the other Party promptly in writing of such event and, to the extent possible, inform the other Party of the expected duration of the Force Majeure event and the volumes of Product to be affected by the termination, suspension or curtailment of performance under the Agreement.

In the event that, at any time, the quantity of Product available from the plant ordinarily producing Product for sale hereunder ("Plant"), should be insufficient to fulfill SELLER's future sales volume commitments because of Plant production shortages due to any other event reasonably related to such shortages, SELLER, at its option, may (1) allocate its available supply of Product equitably among all term contract customers of SELLER during the period of such production shortage contingency, and/or (2) deliver Product to such customers, including BUYER, obtained from third Party sources.


21. GENERAL:

A. Assignment: This Agreement shall be binding upon and inure to the benefit of the successors of BUYER and SELLER, but shall not be assigned by either Party and if assignment is attempted it shall be null and void without the prior written consent of the other Party, which consent shall not unreasonably be withheld, except that assignment to a parent corporation, subsidiary of a parent corporation, or a successor to substantially all of the chemical business of SELLER or the styrene monomer business of BUYER shall not require the other Party's consent to become effective.


B. Governing Law:  THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH
THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS. IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, THEY SHALL USE THEIR BEST EFFORTS TO MUTUALLY AGREE UPON AN ALTERNATIVE FORM OF DISPUTE RESOLUTION ("ADR") BEFORE AN ADR PANEL OR ADR INDIVIDUAL IN HOUSTON, TEXAS; ANY

JUDGMENT ENTERED THEREUPON SHALL BE FILED ONLY IN THE STATE OR FEDERAL COURTS OF TEXAS. IN THE EVENT OF (a) FAILURE TO AGREE ON ADR METHOD, (b) FAILURE TO CONSENT TO A NON-BINDING ADR DECISION, OR (c) APPEAL OF, OR CHALLENGE TO, AN ADR DECISION, THEN ANY LEGAL ACTIONS FILED MAY BE BROUGHT ONLY IN THE STATE OR FEDERAL COURTS AT HOUSTON, TEXAS.


C. Duty Drawback: BUYER shall obtain and complete U.S. Customs Bureau forms and any other documentation required for duty drawback credits for BUYER's exports of eligible goods derived from or containing Product. SELLER will first claim any available drawback on any and all Products eligible for drawback which are exported by SELLER or its agent. SELLER shall then transmit to BUYER the Certificates of Delivery/Manufacture for remaining drawback Product available to SELLER as are necessary to file said drawback claim. Such drawback Product shall be allocated by SELLER among SELLER's customers if the remaining quantities of drawback Product which may be covered by the Certificates are insufficient to cover export quantities eligible for drawback. BUYER shall file a duty drawback entry for the maximum quantity of eligible Product covered by the Certificates furnished to BUYER and transmit (***) of all proceeds obtained to SELLER.

D. No Waiver: Failure of either Party to require performance of any provision of this Agreement shall not affect either Party's right to require full performance thereof at any time thereafter, and the waiver by either Party of a breach of any provisions hereof shall not constitute a waiver of a similar breach in the future or of any other breach or nullify the effectiveness of such provision.


E. Entire Agreement: This Agreement and any attachments or addenda hereinafter set forth contain the entire agreement between the parties hereto and there are no oral representations, stipulations, warranties, agreements or understandings with respect to the subject matter of this Agreement which are not fully expressed herein. Neither this Agreement nor its execution has been induced by any representation, stipulation, warranty, agreement or understanding of any kind other than those herein expressed.

F. No Modification: No amendment, addition to, alteration, modification or waiver of all or any part of this Agreement shall be of any force or effect, whether by course of conduct or otherwise, unless in writing and signed by SELLER and BUYER. If the provisions of this Agreement and the provisions of any purchase order or order acknowledgment written in connection with this Agreement conflict, then the provisions of this Agreement shall prevail.

G. Notices: Any notices given under this Agreement shall be in writing and addressed to the other Party at the address specified in the first paragraph of this Agreement. Notice may be given by U.S. mail (first class or certified), any personal delivery service, fax, or telex. Any notice required or permitted hereunder shall be deemed given upon the earlier of (1) the day of actual receipt by the Party to whom notice is being given or the following business day if actual receipt is during a non-business day of the receiving Party or is after regular business hours on a business day of the receiving Party, or (2) the fourth day after being deposited postage prepaid in the U.S. Mail as first class mail. Notice by fax or telex shall be deemed to be in actual receipt upon the completion of transmission to the receiving Party. For purposes hereof, all notices to SELLER shall be directed to the attention of the Commercial Manager, Light Olefins; and if faxed, transmitted to the Commercial Manager, Light Olefins at (713) 652-7383; and all notices to BUYER shall be transmitted to Elizabeth A. Trent, Raw Material Coordination Manager or successor; and if faxed; transmitted to Elizabeth A. Trent, Raw Material Coordination Manager or successor at (713) 654-9551.

If, prior to the execution of this document by both parties, SELLER delivers Product to BUYER and BUYER receives Product from SELLER at any time within the Term stated herein, any such transactions will be governed by the terms and conditions hereof, except for any such terms or conditions expressly rejected in writing by BUYER prior to Product delivery, the parties by their conduct agreeing to be so bound. The parties recognize and agree that neither shall be obligated by their course of conduct to perform any future transactions hereunder unless and until this document is fully executed.

IN WITNESS WHEREOF, SELLER and BUYER have executed this Agreement effective as of the date first above written.

 LYONDELL PETROCHEMICAL COMPANY      STERLING CHEMICALS, INC.

           (SELLER)                          (BUYER)

  By: /s/ Bob G. Gower              By: /s/ James S. Williams

  Print Name: Bob G. Gower          Print Name: James S. Williams

  Title: Chairman and CEO           Title: Director - Commercial

  Date: 12/20/94                    Date: December 7, 1994

                                   EXHIBIT A

                        ETHYLENE PRODUCT SPECIFICATIONS



COMPONENT                           CONTRACT     TEST METHODS
                                 SPECIFICATION

Ethylene; mol %                    99.85 min.    ASTM D 2505

Methane; mol %                      0.1 max.     ASTM D 2505

Ethane; mol %                       0.15 max.    ASTM D 2505

Propylene and Heavier; mol ppm      100 max.     ASTM D 2505

Carbon Monoxide; wt. ppm             5 max.      ASTM D 2504

Carbon Dioxide; wt. ppm              10 max      ASTM D 2505

Sulfur; wt. ppm                      5 max.      ASTM D 3246

Water; wt. ppm                       10 max.     LYON 5981

Acetylene; wt. ppm                   5 max.      ASTM D 2505

Oxygen; wt. ppm                      5 max.      ASTM D 2504

Hydrogen; wt. ppm                     5 max      ASTM D 2504

Ammonia, wt. ppm                      1 max      LYON 5234

Methanol; wt. ppm                    10 max      LYON 5881

                                   EXHIBIT B

       Method of Conversion of Volumes of Ethylene to Pounds of Ethylene

     The pounds of ehtylene delivered daily shall be determined in accordance with the method outlined in the booklet entitled "Phillips Chemical Company Ethylene Flow Measurement Manual" as revised January 1, 1985. The methods of gas flow measurement and the methods of gas volume computation outlined in the manual referred to above will be controlling; provided, however, that revisions in the aforesaid manual may be made at any time during the life of this contract upon agreement by both parties.